Exhibit 10.10

Edwards Group plc’s Executive Quarterly Bonus Scheme FY2011

Scheme Objective

Edwards Group plc’s (the Company) Executive Quarterly Bonus Scheme FY2011 is designed to reward a high performance culture by providing a clear link between the Company’s performance and pay and by aligning your bonus payment to the Company’s overall business achievements.

Bonus Structure

This year, 100% of your bonus opportunity will be based on the Company’s financial performance.

Your annual bonus opportunity is as follows:

On Target Bonus Opportunity (% of base fee)	70.0%
Maximum Bonus Opportunity (% of base fee)	91.0%

The bonus scheme will run from 1 January 2011 to 31 December 2011.

Your bonus will be based on the following three financial measures:

•                  The Company’s EBITDA

•                  The Company’s EBITDA Margin

•                  The Company’s Operating Cash Flow

All quarterly targets are cumulative. Each measure is discreet and equally weighted, based upon the Company’s financial priorities, and set out in the table below:

	Weighting	Financial Targets FY2011
	(% of bonus	Q1		Q2		Q3		Q4
Measure	opportunity)	Target	Maximum	Target	Maximum	Target	Maximum	Target	Maximum
EBITDA	33.33%	£40.0m	£46.1m	£83.9m	£98.3m	£130.7m	£156.5m	£184.1m	£221.3m
EBITDA Margin	33.33%	23.6%	25.6%	23.8%	25.9%	24.3%	26.3%	25.0%	27.0%
OCF	33.33%	-£1.3m	£10.0m	£19.5m	£40.0m	£53.4m	£80.0m	£98.5m	£130.0m
Financial	100%

At the end of each quarter, a bonus payment will only be due in respect of each financial measure if the specified financial target for that measure has been met (see the columns headed ‘Target’ in the table above).

•                  If Q1 performance targets are met, you will receive 25% of your annual target bonus opportunity in May 2011 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

•                  At the end of Q2, if the first 6 months’ performance targets are met, you will receive an additional 25% of your annual target bonus opportunity in August 2011 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

•                  At the end of Q3, if the first 9 months’ performance targets are met, you will receive a further 25% of your annual target bonus opportunity in November 2011 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

•                  At the end of Q4, if full year performance targets are met, you will receive another 25% of your annual target bonus opportunity in February 2012 (or as soon as reasonably practicable after that, taking account of the Company’s confidentiality and financial reporting obligations)

If at the end of Q4 the full-year performance targets are met, any quarters where the targets were missed will be paid in full at the same level as the Q4 bonus. This payment will be made together with the Q4 payment.

Throughout the financial year, there is also the potential to receive higher bonus payments (up to the agreed maximum) by over-achieving against the targets. If, for example, the Company’s financial performance achieves or exceeds maximum targets (as set out in the columns marked ‘Maximum’ in the table above) for all quarters, then you will receive 100% of your maximum bonus opportunity.

Payments for performance between target and maximum will be calculated on a ‘straight-line’ basis.

How does the scheme work?

Payments will only be triggered in respect of each individual financial measure if the target for each such individual financial measure is achieved at the end of each quarter. No payments will be made for measures below target. Subject to the achievement of these targets, you will receive payment on or around the dates set out above.

The table below sets out an illustration of your on target bonus opportunity - as a percentage of your base fee - and demonstrates how the scheme will operate.

		Target Bonus Opportunity* (as a % of base fee)
Metric	Weighting	Q1	Q2	Q3	Q4	Annual
EBITDA	33.33%	5.83%	5.83%	5.83%	5.83%	23.33%
EBITDA Margin	33.33%	5.83%	5.83%	5.83%	5.83%	23.33%
OCF	33.33%	5.83%	5.83%	5.83%	5.83%	23.33%
Total	100.0%	17.5%	17.5%	17.5%	17.5%	70.0%
Payment Date**		May 2011	August 2011	November 2011	February 2012

* Financial performance at Target each quarter.

** Payment will be made on these dates or as soon as reasonably practicable after them, taking account of the Company’s confidentiality and financial reporting obligations.

Important Note

This document has been prepared by the Company for the employees who will be participating in this scheme.

This document and its contents are strictly private and confidential and may not be reproduced, redistributed or passed on, directly or indirectly, to any other person or published, in whole or in part, for any purpose.

The numerical threshold and other figures contained in this document are performance targets only. No statement in this document is intended as a profit forecast, a profit estimate or a projection as to the Company’s future financial performance.

By accepting a copy of this document, you agree to be bound by the foregoing limitations and conditions.

Scheme Rules - Bonus Scheme FY11

1.               The bonus scheme does not in any way affect the terms of employment of any participant. Nothing in the scheme nor any action taken under it shall be construed as giving a participant any rights to be retained in the employment of the Company or any company in the group. The scheme is entirely discretionary and gives rise to no contractual entitlement or expectation as to payment. The operation of this bonus scheme in any one year shall not be construed as entitling any participant to participate in any similar bonus scheme in future years.

2.               The scheme shall operate for the Company’s financial year.

3.               The Company reserves the right to modify or terminate the scheme at any time.

4.               Any bonus is payable at the absolute discretion of the Board of the Company.

5.               Any bonus payable under the scheme will be based on the participant’s actual basic fee at the last day of each quarter and payable only to participants who are employees of the Company or any company in the group at the date of payment.

6.               Any changes in the bonus target opportunity applicable to a participant during any quarter (e.g. because of a mid-quarter promotion) will be pro-rated accordingly.

7.               Any bonus will be pro-rated according to the participant’s start date and any periods of unpaid absence during the bonus year.

8.               Any bonus payable under the scheme shall be determined in accordance with the rules set out herein.

9.               Any bonus payment will be paid in a lump sum, and will be subject to taxes and applicable deductions.

10.         No benefit under the scheme may be assigned, pledged, or charged in any way. Any attempt to encumber such a benefit under the scheme shall be void and, at the Company’s discretion, terminate the participant’s right to such benefit.

11.         Any participant in the scheme whose employment is terminated by way of redundancy during the course of any bonus quarter shall be entitled to receive a pro-rated bonus up to the date of termination for that quarter (if any), such payment to be made on the date as set out in the scheme details above.